Exhibit 99.1

Media:	Wendy Olson (713) 627-4072 (713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf (713) 627-4600

Date:	December 2, 2008

Spectra Energy Announces Appointment of Chief Financial Officer

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced the appointment of John Patrick (Pat) Reddy as its new chief financial officer (CFO).

Reddy, currently senior vice president and CFO with Atmos Energy Corporation in Dallas, will join Spectra Energy on January 1, 2009.

“We are extremely pleased to have such an experienced financial executive as Pat join our team,” said Greg Ebel, current CFO and incoming CEO, Spectra Energy. “His strong background, deep experience and excellent track record as a chief financial officer in our sector will be a tremendous asset to the company.”

“Spectra Energy is a young company that has accomplished a great deal since its launch in 2007, and is well positioned to continue delivering value for its shareholders,” said Reddy. “I look forward to helping support and contribute to the company’s future growth and success.”

Reddy has more than 28 years of finance experience in the energy industry. Prior to his current role, Reddy held the position of vice president, corporate development, and treasurer, with Atmos Energy Corporation, where he has been since 1998. Prior to that, he served as vice president, planning and advisory services, for Pacific Enterprises.

Reddy holds a master’s degree in business administration (MBA) from the University of Southern California and a bachelor’s degree in political science (BA) from the University of California at Los Angeles.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 18,300 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, the largest natural gas gatherer and processor in the United States. Visit www.spectraenergy.com for more information.

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